                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

      Date of Report (Date of Earliest Event Reported): February 11, 2002

                           MAGNA ENTERTAINMENT CORP.
-------------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in its Charter)


                                   Delaware
-------------------------------------------------------------------------------
                (State or Other Jurisdiction of Incorporation)


       000-30578                                         98-0208374
---------------------------------------     -----------------------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)


                   337 Magna Drive, Aurora, Ontario, Canada          L4G 7K1
-------------------------------------------------------------------------------
                   (Address of Principal Executive Offices)         (Zip Code)


                                (905) 726-2462
-------------------------------------------------------------------------------
             (Registrant's Telephone Number, Including Area Code)


                                Not Applicable
-------------------------------------------------------------------------------
         (Former Name or Former Address, if changed since Last Report)


ITEM 5.      OTHER EVENTS AND REGULATION FD DISCLOSURE

On February 11, 2002, the Registrant issued a press release in which it announced its unaudited financial results for the fourth quarter and year ended December 31, 2001.

The full text of the press release issued by the Registrant is attached as
Exhibit 99 to this Current Report on Form 8-K.

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

Exhibit 99   Copy of Registrant's press release dated February 11, 2002.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    MAGNA ENTERTAINMENT CORP.
                                         (Registrant)



Date: February 14, 2002             by:    /s/Gary M. Cohn
                                         ----------------------------
                                         Gary M. Cohn, Secretary

MEC                                                    Magna Entertainment Corp.
---

                                                       337 Magna Drive
                                                       Aurora, Ontario
                                                       Canada L4G 7K1
                                                       Tel (905) 726-2462
                                                       Fax (905) 726-2585

               EXHIBIT 99


                                 PRESS RELEASE
                           MAGNA ENTERTAINMENT CORP.
                   ANNOUNCES RESULTS FOR THE FOURTH QUARTER
                       AND YEAR ENDED DECEMBER 31, 2001

February 11, 2002, Aurora, Ontario, Canada......Magna Entertainment Corp.
("MEC") (NASDAQ: MIEC; TSE: MIE.A, MEH) today reported its financial results for the fourth quarter and year ended December 31, 2001.

--------------------------------------------------------------------------------------------------
                                                            Year Ended        Three Months Ended
                                                            December 31,          December 31,
                                                           2001      2000       2001       2000
                                                           ----      ----       ----       ----
Revenue                                                  $519,061  $413,563   $95,511    $ 74,538

Earnings (loss) before interest, taxes,
depreciation and amortization ("EBITDA")                 $ 51,689  $ 21,829   $(1,127)   $ (9,674)

EBITDA before gains on the sale of real estate           $ 31,260  $ 14,855   $(4,467)   $(10,597)

Net income (loss)                                        $ 13,464  $    441   $(5,014)   $ (9,181)

Diluted earnings (loss) per share                        $   0.16  $   0.01   $ (0.06)   $  (0.11)



       All amounts are reported in thousands of U.S. dollars, except per share figures.

--------------------------------------------------------------------------------------------------

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "We are pleased with our improved operating and financial performance. Net income for the quarter and the full year improved $4.2 million and $13.0 million, respectively. During the fourth quarter, we continued to expand our account wagering operations culminating in the re-branding of our national account wagering service as XpressBet and the launch of our new Internet account wagering platform (www.xpressbet.com) in January 2002. With an XpressBet account, our customers can now wager by telephone and over the Internet on horse racing in North America, where permitted by law. In January 2002, XpressBet was granted a license to conduct account wagering in the State of California. In February, we entered into a joint venture that will telecast horse races on a private satellite horse racing service called Racetrack Television Network ("RTN"). Coupled with XpressBet, RTN will make it much easier for our customers to enjoy the thrill of horseracing from home or on the road.

We expect that 2002 will see further improvements in the operating and financial performance of the racetrack segment of our business through the ongoing integration of our strategic acquisitions and growth in our account wagering operations. To a lesser extent, we will also continue to benefit from the sale of our remaining non-core real estate."

Our racetracks operate for prescribed periods each year. As a result, our racetrack revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. We expect that these seasonal fluctuations will reduce over time as the full impact of our acquisition and account wagering initiatives is realized.

Our financial results for the fourth quarter of 2001 reflect the full quarter's operations for all of the Company's racetracks and related operations. The comparative results for the fourth quarter of 2000 do not reflect the live race meet of Bay Meadows, or the operations of MEC Pennsylvania or Portland Meadows, which were acquired in November 2000, April 2001 and commenced activity in July 2001, respectively.

Revenue for the year and fourth quarter of 2001 increased 25.5% to $519.1 million and 28.1% to $95.5 million, respectively, over the prior year. The higher revenues in the fourth quarter of 2001 and for the full year reflect primarily the acquisitions of Bay Meadows and MEC Pennsylvania, partially offset by a lower level of sales of non-core real estate in the fourth quarter.

EBITDA, excluding gains on the sale of non-core real estate in 2001, was $31.3 million compared to $14.9 million in 2000 and for the three months ended December 31, 2001 was a loss of $4.5 million compared to a loss of $10.6 million in the fourth quarter of 2000.

Revenue on the sale of non-core real estate in 2001 was $40.6 million, resulting in EBITDA of $20.4 million compared to revenue in 2000 of $37.6 million and
EBITDA of $7.0 million.   Revenue on the sale of non-core real estate in the
fourth quarter of 2001 was $3.4 million, resulting in EBITDA of $3.3 million compared to revenue in the fourth quarter of 2000 of $12.6 million and EBITDA of $0.9 million.

Net income increased to $13.5 million for 2001 compared to $0.4 million in 2000. A net loss of $5.0 million in the fourth quarter of 2001 compared to a net loss of $9.2 million in the comparative quarter of 2000, represents a $4.2 million improvement in the quarter.

Diluted earnings per share increased from $0.01 to $0.16 in 2001 and diluted loss per share was $0.06 for the fourth quarter of 2001 compared to a loss of $0.11 per share in the fourth quarter of 2000.

During the fourth quarter of 2001, cash generated from operations before changes in non-cash working capital was $12.3 million. Total cash generated from investment activities during the quarter was $2.5 million, including $19.7 million of net cash proceeds from the sale of non-core real estate, of which $12.4 million was from a sale to a related party, Magna International Inc., partially offset by $13.4 million for real estate property and fixed asset additions and $3.9 million in cash as part of the consideration for the Multnomah acquisition.

We have recently extended the maturity date of the term loan facility of one of our principal subsidiaries from November 30, 2002 to November 30, 2004. The outstanding balance of the term loan facility at December 31, 2001 was $59.9 million. On November 15, 2001, we filed an amendment to our registration statement offering 20 million shares of Class A Subordinate Voting Stock for sale.

We are continuing to pursue strategic acquisitions and make strategic investments in our racetracks and related operations, including entertainment operations, to grow and enhance our racing business.

In 2002, we will continue to focus on earnings growth through the implementation, throughout our operations, of best practices and common systems, utilization of our corporate purchasing power to reduce costs, improved production and distribution of our simulcast program, growth of our account wagering business and the sale of non-core real estate holdings.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities ("OTBs"), and owns and operates a national account wagering system called XpressBet(TM).

The Company will hold a conference call to discuss its fourth quarter and 2001 results on February 12, 2002 at 11:00 a.m. New York time. The number to use for this call is 1-888-774-1632. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-620-2400. The conference call will be chaired by Graham Orr, Executive Vice-President and Chief Financial Officer of MEC.

This press release contains various "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. All forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions.

A registration statement has been filed with the United States Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

For more information contact:

Graham Orr
Executive Vice-President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7099

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars in thousands, except per share figures]

------------------------------------------------------------------------------------------------------------------
                                                  Three months ended                       Year ended
                                             December 31,      December 31,        December 31,     December 31,
                                                2001              2000                2001             2000
------------------------------------------------------------------------------------------------------------------
Revenue
Racetrack
  Gross wagering                                $ 72,407         $ 40,199           $393,981           $301,288
  Non-wagering                                    14,580           14,909             65,430             53,961
Real estate
  Sale of real estate                              3,364           12,595             40,600             37,630
  Rental and other                                 5,160            6,835             19,050             20,684
------------------------------------------------------------------------------------------------------------------
                                                  95,511           74,538            519,061            413,563
------------------------------------------------------------------------------------------------------------------
Costs and expenses
Racetrack
  Purses, awards and other                        45,172           25,178            243,389            190,043
  Operating costs                                 34,614           31,591            152,561            128,612
  General and administrative                       9,690            7,098             31,092             18,117
Real estate
  Cost of real estate sold                            24           11,672             20,171             30,656
  Operating costs                                  5,907            7,289             15,789             18,928
  General and administrative                         301              401              1,130              1,133
Predevelopment and other costs                       930              983              3,240              4,245
Depreciation and amortization                      6,834            5,317             26,194             20,061
Interest expense, net                                322              421              2,682                215
------------------------------------------------------------------------------------------------------------------
                                                 103,794           89,950            496,248            412,010
------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                 (8,283)         (15,412)            22,813              1,553
Income tax provision (benefit)                    (3,269)          (6,231)             9,349              1,112
------------------------------------------------------------------------------------------------------------------
Net income (loss)                                 (5,014)          (9,181)            13,464                441
Other comprehensive income (loss)
  Foreign currency translation adjustment         (3,080)           4,804             (9,062)            (8,938)
------------------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                     $ (8,094)        $ (4,377)          $  4,402           $ (8,497)
------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share of Class A
 Subordinate Voting Stock, Class B Stock
  or Exchangeable Share:

      Basic                                     $  (0.06)        $  (0.11)          $   0.16           $   0.01
      Diluted                                   $  (0.06)        $  (0.11)          $   0.16           $   0.01
==================================================================================================================

Average number of shares of Class A
 Subordinate Voting Stock, Class B Stock
 and Exchangeable Shares outstanding
 during the period [in thousands]:

      Basic                                       83,956           80,466             82,930             80,422
      Diluted                                     84,022           80,466             83,242             80,424
==================================================================================================================

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars in thousands]

-----------------------------------------------------------------------------------------------------------------
                                                    Three months ended                     Year ended
                                               December 31,      December 31,     December 31,      December 31,
                                                   2001             2000             2001              2000
-----------------------------------------------------------------------------------------------------------------
Cash provided from (used for):

OPERATING ACTIVITIES
Net income (loss)                               $ (5,014)         $ (9,181)         $ 13,464          $    441
Items not involving current cash flows            17,323               643            12,847             7,285
-----------------------------------------------------------------------------------------------------------------
                                                  12,309            (8,538)           26,311             7,726
Changes in non-cash items related to
 operations                                       (7,039)            5,096              (682)          (23,835)
-----------------------------------------------------------------------------------------------------------------
                                                   5,270            (3,442)           25,629           (16,109)
-----------------------------------------------------------------------------------------------------------------
INVESTMENT ACTIVITIES
Acquisition of businesses, net of cash            (2,916)          (24,117)          (23,951)          (24,117)
Real estate property and
  fixed asset additions                          (13,368)          (39,722)          (38,862)          (54,028)
Other asset (disposals) additions                   (842)            6,392            (1,208)            9,493
Proceeds on disposal of real estate                7,246             2,215            44,039            27,250
Proceeds on real estate sold to Magna             12,436               397            12,436             6,147
-----------------------------------------------------------------------------------------------------------------
                                                   2,556           (54,835)           (7,546)          (35,255)
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in bank indebtedness               -             7,518            (7,609)              759
(Repayment of) increase in long-term debt        (10,597)           38,789            (3,026)           32,147
Issuance of share capital                              -                 -               476                 -
-----------------------------------------------------------------------------------------------------------------
                                                 (10,597)           46,307           (10,159)           32,906
-----------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash
  and cash equivalents                              (874)              356              (688)             (226)
-----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents during the period                   (3,645)          (11,614)            7,236           (18,684)
Cash and cash equivalents, beginning of
 period                                           42,857            43,590            31,976            50,660
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period        $ 39,212          $ 31,976          $ 39,212          $ 31,976
-----------------------------------------------------------------------------------------------------------------

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars in thousands]
--------------------------------------------------------------------------------------------------------------------------
                                                                                       December 31,           December 31,
                                                                                           2001                   2000
--------------------------------------------------------------------------------------------------------------------------
                                                  ASSETS
--------------------------------------------------------------------------------------------------------------------------
Current assets:
   Cash and cash equivalents                                                           $   39,212               $ 31,976
   Restricted cash                                                                         18,782                 13,461
   Accounts receivable                                                                     33,101                 33,399
   Prepaid expenses and other                                                               5,162                  7,984
--------------------------------------------------------------------------------------------------------------------------
                                                                                           96,257                 86,820
--------------------------------------------------------------------------------------------------------------------------
Real estate properties and fixed assets, net                                              574,677                568,265
--------------------------------------------------------------------------------------------------------------------------
Other assets, net                                                                         179,665                117,561
--------------------------------------------------------------------------------------------------------------------------
Future tax assets                                                                           3,657                  8,393
--------------------------------------------------------------------------------------------------------------------------
                                                                                       $  854,256               $781,039
--------------------------------------------------------------------------------------------------------------------------
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------------
Current liabilities:
   Bank indebtedness                                                                   $      --                $  7,609
   Accounts payable and other liabilities                                                  78,337                 64,847
   Income taxes payable                                                                     1,312                  1,111
   Long-term debt due within one year                                                      18,133                 12,754
--------------------------------------------------------------------------------------------------------------------------
                                                                                           97,782                 86,321
--------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                             67,768                 63,343
--------------------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                                                 2,576                    234
--------------------------------------------------------------------------------------------------------------------------
Future tax liabilities                                                                    118,276                 89,353
--------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
Capital stock issued and outstanding -
   Class A Subordinate Voting Stock                                                       157,633                100,770
   Exchangeable Shares                                                                     16,800                 57,937
   Class B Stock                                                                          394,094                394,094
Contributed surplus                                                                         7,290                  1,352
Retained earnings (deficit)                                                                11,474                 (1,990)
Accumulated comprehensive loss                                                            (19,437)               (10,375)
--------------------------------------------------------------------------------------------------------------------------
                                                                                          567,854                541,788
--------------------------------------------------------------------------------------------------------------------------
                                                                                       $  854,256               $781,039
--------------------------------------------------------------------------------------------------------------------------

                           MAGNA ENTERTAINMENT CORP.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Summary of significant accounting policies

Basis of presentation
---------------------

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2000.

The Company's racetrack business is seasonal in nature. The Company's racetrack revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. A disproportionate share of annual revenues and net earnings are earned in the first quarter of each year.

Certain comparative figures have been reclassified to conform to the current year's method of presentation.

2.  Business Acquisitions

    MEC Pennsylvania

    On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania Inc. and Sport Broadcasting, Inc. (collectively the "Ladbroke Companies" or "MEC Pennsylvania") for a total purchase price, including transaction costs, of $46.6 million, net of cash acquired of $7.0 million. The total purchase price was satisfied by cash payments of $20.1 million, the issuance of two promissory notes totaling $13.25 million which bear interest at 6% with the first note in the amount of $6,625,000 maturing on the first anniversary of the closing date and the second note in the amount of $6,625,000 maturing on the second anniversary of the closing date and by the issuance of 3,178,297 shares of Class A Subordinate Voting Stock. The Ladbroke Companies include account wagering operations, The Meadows harness racetrack and four off-track betting facilities located around the Pittsburgh, Pennsylvania area.

Multnomah Greyhound Park

    On October 26, 2001, the Company acquired all the outstanding capital stock of MKC Acquisition Co., operating as Multnomah Greyhound Park ("Multnomah"), for a total purchase price, including transaction costs, of $5.9 million, net of cash acquired of $0.3 million. Of the total purchase price, $3.9 million was paid in cash and the balance of $2.0 million through the issuance of 330,962 shares of Class A Subordinate Voting Stock. Multnomah Greyhound Park is located in Portland, Oregon and operates a greyhound dog racing and pari-mutuel horse wagering business.

    The purchase price of these 2001 acquisitions, which may be adjusted further, has been allocated to the assets and liabilities acquired as follows (in thousands):

                                                                 Multnomah
                                                      MEC        Greyhound
                                                 Pennsylvania      Park       Total
                                                 -------------  ----------  ---------
Non-cash working capital deficit                     $ (6,514)    $  (292)  $ (6,806)
Real estate properties and fixed assets                19,947         292     20,239
Other assets                                           60,587       9,602     70,189
Deferred income taxes                                 (27,448)     (3,723)   (31,171)
                                                     --------     -------   --------

Net assets acquired and total purchase price,
 net of cash acquired                                $ 46,572     $ 5,879   $ 52,451
                                                     ========     =======   ========

The purchase consideration for these
acquisitions is as follows:

  Cash                                               $ 20,072     $ 3,879   $ 23,951
  Issuance of shares of Class A
  Subordinate Voting Stock                             13,250       2,000     15,250
  Issuance of two promissory notes                     13,250          --     13,250
                                                     --------     -------   --------

                                                     $ 46,572     $  5,879  $ 52,451
                                                     ========     ========  ========

Pro-forma Impact

If the acquisition of MEC Pennsylvania and Multnomah had occurred on January 1, 2000, the Company's unaudited pro-forma results would have been:

                                   For the year             For the year
                              ended December 31, 2001  ended December 31, 2000
                              -----------------------  -----------------------

Revenues                             $548,036                   $564,228
Expenses                              524,491                    551,078
                                     --------                   --------
Income before income taxes             23,545                     13,150
                                     ========                   ========
Net income                             13,658                      6,080
                                     ========                   ========
Net earnings per share
   (basic and diluted)               $   0.16                   $   0.07
                                     ========                   ========


3. Capital Stock

Changes in Class A Subordinate Voting Stock, Exchangeable Shares and Class B Stock for the year ended December 31, 2001 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

                                        Class A Subordinate                 Exchangeable
                                            Voting Stock                       Shares                       Class B Stock
                                      ------------------------       --------------------------       -------------------------
                                        Number of     Stated             Number       Stated            Number of      Stated
                                          Shares      Value            of Shares      Value              Shares        Value
-------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
  December 31, 2000                       14,192     $100,770            7,807       $ 57,937             58,466      $394,094
Issued on exercise of stock
  options                                      9           40                -              -                  -             -
Conversion of Exchangeable
  Shares to Class A
  Subordinate Voting Stock                    71          527              (71)          (527)                 -             -
-------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
  March 31, 2001                          14,272      101,337            7,736         57,410             58,466       394,094
Issued on acquisition of the
  Ladbroke Companies                       3,178       13,250                -              -                  -             -
Issued under the Plan                         63          403                -              -                  -             -
Conversion of Exchangeable
  Shares to Class A
  Subordinate Voting Stock                   626        4,645             (626)        (4,645)                 -             -
-------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
  June 30, 2001                           18,139      119,635            7,110         52,765             58,466       394,094
Issued on exercise of stock
  options                                      7           33                -              -                  -             -
Conversion of Exchangeable
  Shares to Class A
  Subordinate Voting Stock                 4,707       34,926           (4,707)       (34,926)                 -             -
-------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
 September 30, 2001                       22,853      154,594            2,403         17,839             58,466       394,094
Issued on acquisition of MKC
 Acquisition Co.                             331        2,000                -              -                  -             -
Conversion of Exchangeable
  Shares to Class A
  Subordinate Voting Stock                   140        1,039             (140)        (1,039)                 -             -
-------------------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
  December 31, 2001                       23,324     $157,633            2,263       $ 16,800             58,466      $394,094
===============================================================================================================================

The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 8.0 million shares can be issued under the Plan, of which
6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.5 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended December 31, 2001, no shares were issued under the Plan. During the twelve months ended December 31, 2001, 78,094 shares were issued under the Plan.

The Company grants stock options to certain directors, officers and key employees to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

During the year ended December 31, 2001, 1,250,000 stock options were granted, 15,000 stock options were exercised and 603,333 stock options were forfeited. At December 31, 2001, there were 4,453,333 options outstanding that were all granted during 2000 and 2001. The exercise price of the stock options outstanding at December 31, 2001 ranged from $3.91 to $7.00 with an average exercise price of $5.99.

There were 2,475,571 options exercisable at December 31, 2001 with an average exercise price of $6.20.

4. Earnings (Loss) Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted per share computations (in thousands except per share amounts):

                                                 Three months ended                             Year ended
                                                    December 31,                                December 31,
                                         2001                        2000              2001                     2000
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                      $(5,014)                    $(9,181)          $13,464                  $   441
----------------------------------------------------------------------------------------------------------------------------------

                                        Basic         Diluted       Basic &           Basic       Diluted      Basic     Diluted
                                                                    Diluted
Weighted Average
Shares Outstanding:
  Class A Subordinate Voting
  Stock                                 23,162        23,228        14,129            18,911      19,223       10,488       10,490
  Class B Stock                         58,466        58,466        58,466            58,466      58,466       59,469       59,469
  Exchangeable Shares                    2,328         2,328         7,871             5,553       5,553       10,465       10,465
----------------------------------------------------------------------------------------------------------------------------------

                                        83,956        84,022        80,466            82,930      83,242       80,422       80,424
----------------------------------------------------------------------------------------------------------------------------------

Earnings (Loss) Per Share              $ (0.06)      $ (0.06)       ($0.11)          $  0.16     $  0.16      $  0.01      $  0.01
----------------------------------------------------------------------------------------------------------------------------------

5. Commitments and Contingencies

The Company is currently considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Development"). Should it proceed as currently contemplated, the Gulfstream Development would include a simulcast pavilion, sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Development would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand, turf club and annex. The aggregate carrying value at December 31, 2001 of the assets that would be demolished if the Gulfstream Development is completed is approximately $23.0 million. If the Company decides to proceed with the Gulfstream Development and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

6. Segment Information

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two reportable segments: racetrack and real estate operations. The racetrack segment includes the operation of eight thoroughbred racetracks, a standardbred racetrack, a greyhound track and a horse boarding and training center. In addition, the racetrack segment includes off-track betting ("OTB") facilities and a national account wagering business. The real estate segment includes the operation of two golf courses and related facilities, a residential housing development adjacent to our golf course located in Austria and other real estate holdings.

The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2000.

The following summary presents key information by operating segment (in thousands):

                                             Three months ended December 31, 2001
                                                                    Racetrack          Real Estate
                                                                    Operations         Operations       Total
----------------------------------------------------------------------------------------------------------------
Revenue                                                             $   86,987         $   8,524      $   95,511
----------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                   $  (10,420)        $   2,137      $   (8,283)
----------------------------------------------------------------------------------------------------------------

Real estate properties and fixed asset additions, net               $    6,637         $   6,731      $   13,368
----------------------------------------------------------------------------------------------------------------

                                             Three months ended December 31, 2000
                                                                    Racetrack          Real Estate
                                                                    Operations         Operations       Total
----------------------------------------------------------------------------------------------------------------
Revenue                                                             $   55,108         $  19,430      $   74,538
----------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                   $  (15,489)        $      77      $  (15,412)
----------------------------------------------------------------------------------------------------------------

Real estate properties and fixed asset additions, net               $   36,352         $   3,370      $   39,722
----------------------------------------------------------------------------------------------------------------

                                             Three months ended December 31, 2001
                                                                    Racetrack          Real Estate
                                                                    Operations         Operations       Total
----------------------------------------------------------------------------------------------------------------
Revenue                                                             $  459,411         $  59,650      $  519,061
----------------------------------------------------------------------------------------------------------------

Income before income taxes                                          $    1,308         $  21,505      $   22,813
----------------------------------------------------------------------------------------------------------------

Real estate properties and fixed asset additions, net               $   24,343         $  14,519      $   38,862
----------------------------------------------------------------------------------------------------------------

                                             Three months ended December 31, 2000
                                                                    Racetrack          Real Estate
                                                                    Operations         Operations       Total
----------------------------------------------------------------------------------------------------------------
Revenue                                                             $  355,249         $  58,314      $  413,563
----------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes                                   $   (3,863)        $   5,416      $    1,553
----------------------------------------------------------------------------------------------------------------

Real estate properties and fixed asset additions, net               $   46,128         $   7,900      $   54,028
----------------------------------------------------------------------------------------------------------------

7. Transaction With Related Party

On October 31, 2001, the Company sold two non-core real estate properties located in Milton, Ontario to Magna International Inc. for total proceeds of approximately $12.4 million. The gain on the sale of the properties of approximately $6.0 million, net of tax, is reported as a contribution to equity.

                                                                   Page 14 of 14